Exhibit 10.31

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

between

ECHO THERAPEUTICS, INC.

and

MEDICAL TECHNOLOGIES INNOVATION ASIA, LTD.

TABLE OF CONTENTS
1.	Definitions.
1.1	Defined Terms
2.	Development Project.
2.1	Commencement of the Project
2.2	Amendments to the Work Plan
2.3	Transfer of Echo Materials and Echo Know-How
2.4	Performance by MTIA
2.5	Disclosure of Results
2.6	Reports
2.7	Storage and Maintenance of Data
2.8	MTIA Contractors
3.	Joint Steering Committee.
3.1	Joint Steering Committee
3.2	Subcommittee.
3.3	Responsibilities of the Joint Steering Committee
3.4	Restrictions on the JSC
4.	Clinical Trials and Regulatory Submissions
4.1	Conduct of Clinical Trials
4.2	Ownership of Clinical Trial Data
4.3	Access and Exchange of Information and Data
4.4	Regulatory Submissions
4.5	Meetings and Correspondence with Regulatory Authorities
5.	Manufacture, Supply and Commercialization of Product.
5.1	Manufacture of Product
5.4	Joint Commercialization Committee
5.5	Role and Responsibilities of the Joint Commercialization Committee
5.6	Development and Commercialization Costs
6.	Regulatory Matters.
6.1	Inspections, Audits
6.2	Communications with Regulatory Authorities
6.3	Medical Device Reporting Events.
6.4	Medical Inquiries
6.5	Product Complaints
6.6	Recalls.
6.7	Regulatory Inspections; Inquiries.
7.	Payments.
7.1	Reimbursement for Development Costs
7.2	Commercialization Splits
7.3	Payments and Reporting.
7.4	Mode of Payment
7.5	Late Payments
7.6	Records Retention.
7.7	Taxes
8.	Intellectual Property.
8.1	Ownership of Echo Materials, Echo IP
8.2	Use of Echo Materials and Echo IP
8.3	Ownership of Results
8.4	Ownership of Inventions
8.5	License to MTIA
8.7	Patent Prosecution and Maintenance
8.9	Infringement Action by Third Parties
8.10	Settlement; Cooperation
9.	Confidentiality.
9.1	Nondisclosure and Restriction on Use
9.2	Exceptions
9.3	Authorized Disclosure
9.4	Terms of this Agreement
9.5	Publicity
9.6	Use of Name
9.7	Publications
9.8	Prior CDA
10.	Representations, Warranties and Covenants.
10.1	Representations, Warranties and Covenants of MTIA
10.2	Representations, Warranties and Covenants of Echo
10.3	Disclaimer
10.4	Limited Liability
10.5	Debarment
11.	Term and Termination.
11.1	Term
11.2	Termination for Breach
11.3	Termination for Challenges
11.4	Termination for Development or Commercialization Reasons.
11.5	Termination for Change of Control.
11.6	Effect of Expiration or Termination.
12.	Indemnity.
12.1	MTIA Indemnity Obligations
12.2	Echo Indemnity Obligations
12.3	Limitation on Indemnity Obligations
12.4	Procedure
12.5	Insurance
13.	Miscellaneous.
13.1	Assignment
13.2	Compliance
13.3	Liability
13.4	Entire Agreement
13.5	Force Majeure
13.6	Further Actions
13.7	Governing Law
13.8	Independent Contractors
13.9	Notices
13.10	Parties in Interest
13.11	Alliance Managers
13.12	Dispute Resolution
13.13	Arbitration
13.14	Interpretation of Agreement
13.15	Severability
13.16	Counterparts

List of Attachments and Exhibits

Attachment 1	Overview of Project

Attachment 2	Initial Work Plan

Attachment 3	Projected Timelines for Development of Product

Exhibit 1.1.69	Product Specifications

License, Development and Commercialization Agreement

THIS LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is made as of December 9, 2013 (the “Effective Date”), by and between Echo Therapeutics, Inc., having offices at 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, PA 19103 USA (“Echo”), and Medical Technologies Innovation Asia, Ltd., having registered offices at RM8, 17/F, Block B, Vigor Industrial Building, 14-20, Cheung Tat Road, Tsing Yi, Hong Kong (“MTIA”).

WHEREAS, Echo owns or otherwise controls certain intellectual property rights related to the Product (as defined below);

WHEREAS, MTIA has expertise in the development and commercialization of proprietary medical device products in the Licensed Territory; and

WHEREAS, the Parties now desire to enter into this Agreement for the collaborative development and commercialization of the Product in the Licensed Territory in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows.

1.	Definitions.

1.1 Defined Terms.  The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1.1 “Accelerated Arbitration Provision” has the meaning set forth in Section 13.13.1.

1.1.2 “Affiliate” means any Person that (directly or indirectly) through one or more intermediaries, controls, is controlled by, or is under common control with the Party specified.  For the purposes of this definition, “control” means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

1.1.3 “Alliance Manager” has the meaning set forth in Section 13.11.

1.1.4 “Approval” and “Approved” mean, with respect to the Product in the applicable regulatory jurisdiction, the approval (including the clearance or non-objection, as applicable) from the applicable Regulatory Authority (or otherwise in compliance with all applicable Laws in regulatory jurisdictions where no approval is required) necessary and sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with applicable Laws, including receipt of pricing and reimbursement approvals, where applicable.

1.1.5 “Approval Application” means an application or submission to support and obtain Approval required by the Regulatory Authority in the applicable country or other regulatory jurisdiction.

1.1.6 “Arbitrable Matter” has the meaning set forth in Section 13.13.2.

1.1.7 “Business Day” means any day other than a Saturday or Sunday or a public holiday in China or the State of Pennsylvania, United States of America.

1.1.8 “Calendar Quarter” means a period of three consecutive months ending at midnight, New York City time on the last day for March, June, September, or December respectively.

1.1.9 “CFDA” means the China Food and Drug Administration and /or its branch in province in China (generally CFDA system) any successor agency thereto, and as applicable, the corresponding or analogous agency or department within the applicable Regulatory Authority for any other country or territory within the Licensed Territory.

1.1.10 “CFR” means U.S. Code of Federal Regulations.

1.1.11 “Clinical Trial” means a clinical investigation of the Product undertaken by or on behalf of MTIA to obtain information for purposes of supporting the development of the Product in the Licensed Territory in accordance with the Project.

1.1.12 “Clinical Trial Data” means any data, documentation and technical or scientific information (whether or not of clinical relevance) resulting from a Clinical Trial undertaken and supported by or on behalf of MTIA, including, but not limited to, patient demographics, the patient outcome, screening procedures, and the relations between the screening procedures and the relations between the screening results and the patient outcomes.  Clinical Trial Data shall be Echo Confidential Information.

1.1.13 “Commercialize” means, with respect to the Product: (i) any and all activities undertaken after Approval for the Product that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, selling and customer support of the Product, and (ii) interactions with the Regulatory Authority after receipt of Approval for the Product regarding the foregoing.

1.1.14 “Confidential Information” means all information and materials received by or made available to any Party from or by or on behalf of any other Party pursuant to or in connection with this Agreement; regardless of whether any of the foregoing is marked “confidential” or “proprietary” or communicated by one Party to any other Party in oral, written, graphic, electronic or other form.

1.1.15 “Contractor” has the meaning set forth in Section 2.8.

1.1.16 “Control” means, with respect to any Know-How, Patent or other intellectual property right, possession by a Party (including its Affiliates), as of the Effective Date or at any time thereafter, of the right (whether by ownership, license or otherwise) to grant to the other Party access, ownership, a license, Distribution and/or other right to or under such Know-How, Patent or other intellectual property right as provided for herein without any payment obligation or conflict with any other obligation or violating the terms of any agreement or other arrangement with any Third Party.

1.1.17 “Defaulting Party” has the meaning set forth in Section 11.2.

1.1.18 “Device Master Record” means the master control record prepared by MTIA and Echo for a medical device which shall include, or refer to the location of, the following information: (a) device specifications including appropriate drawings, composition, formulation, component specifications, and software specifications; (b) production process specifications including the appropriate equipment specifications, production methods, production procedures, and production environment specifications; (c) quality assurance procedures and specifications including acceptance criteria and the quality assurance equipment to be used; (d) packaging and labeling specifications, including methods and processes used; and (e) installation, maintenance, and servicing procedures and methods.

1.1.19 “Diligent Efforts” means the carrying out of obligations or activities under this Agreement by a Party in a professional, timely, sustained and efficient manner, using good faith commercially reasonable and diligent efforts as well as in accordance with standard industry practice and all applicable Laws. Diligent Efforts of MTIA shall be determined in light of the standard industry practice of similarly-situated companies engaged in development of medical device products in the Licensed Territory, and Diligent Efforts of Echo shall be determined in light of the standard industry practice of similarly-situated companies.  Diligent Efforts requires inter alia that an appropriate number of qualified employees are assigned, and other appropriate resources are allocated, to carry out obligations or activities pursuant to this Agreement, including, as applicable, the obligations, activities and timelines set forth in the Work Plan.  Diligent Efforts requires that a Party: (i) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives, and (iv) employ compensation systems for its employees responsible for such obligations, which systems are no less favorable than such Party’s compensation system for other employees responsible for similar activities.  Diligent Efforts shall also require that (x) a Party obligate its Third Party contractors, who are performing activities in connection with such Party’s obligations under this Agreement, to use commercially reasonable diligent efforts (substantially in accordance with the requirements set forth above in this Section) in performing such activities and (y) a Party shall use Diligent Efforts as set forth above in assuring that such Third Party contractors perform such activities.

1.1.20 “Distributor” means any Third Party to whom MTIA or its Affiliates grants the right to undertake activities related to the distribution, marketing, promoting, offering for sale and selling of the Product in the Licensed Territory, if such Third Party is obligated to make payments to MTIA or its Affiliates on the basis of a percentage of sales of Product(s) by such Third Party (and is not an individual person who is a sales representative of MTIA) or has primary responsibility for the marketing and promotion of the Product in its distribution territory (any of the foregoing, “Distribution”).

1.1.21 “Dollars” or “$” means the lawful currency of the United States.

1.1.22 “Echo IP” means the Echo Know-How and any intellectual property rights (including Patents) Controlled by Echo relating to the Product and/or the Echo Materials necessary or useful for the performance of the Project under this Agreement.  For the sake of clarity, Echo IP shall include the Results and the Inventions.

1.1.23 “Echo Know-How” means the Know-How Controlled by Echo relating to the Product and/or the Echo Materials necessary or useful for the performance of the Project under this Agreement, or otherwise made available, disclosed or transferred by or on behalf of Echo to MTIA in connection with this Agreement.

1.1.24 “Echo Material” means any tangible materials provided by or for Echo to MTIA for use in the Project, including but not limited to any materials provided by Echo to MTIA prior to the Effective Date.

1.1.25 “Echo Territory” means the Territory, except for the Licensed Territory.

1.1.26 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.1.27 “FDC Act” means the U.S. Food, Drug and Cosmetic Act, enacted in 1938 as Public Law 75-717, as such may have been amended, and which is contained in Title 21 of the U.S. Code, Section 301 et seq., as amended, and the regulations promulgated thereunder from time to time.

1.1.28 “For-cause Inspection” means compliance inspections which are done to investigate a specific problem that has come to the attention of Echo or the applicable Regulatory Authorities.

1.1.29 “Forecast” has the meaning set forth in 5.8.

1.1.30 “GCP” means Good Clinical Practices as promulgated by the applicable Regulatory Authorities in the Licensed Territory relating to the conduct of clinical studies in humans equivalent to those promulgated, for the time being and from time to time, by CFDA in China, (or other applicable Regulatory Authority(ies) in the Licensed Territory) including, without limitation, (1) Regulations on the Supervision and Administration of Medical Devices of PRC (2000); and (2) Standard Practices for the Administration of Clinical Trial Quality for Medical Devices to be promulgated by CFDA; as each may be amended from time to time, or any successors, thereto.

1.1.31 “GLP” means good laboratory practice regulations promulgated by the applicable Regulatory Authorities in the relevant Territory relating to the conduct of laboratory studies for products regulated by such Regulatory Authority equivalent to those promulgated, for the time being and from time to time by CFDA in China (or other applicable Regulatory Authority(ies) in the Licensed Territory).

1.1.32 “GMP” means Good Manufacturing Practice as promulgated by the applicable Regulatory Authorities in the relevant Territory relating to the testing, manufacturing, processing, packaging, holding or distribution of medical devices equivalent to the standards, guidelines and regulations promulgated or otherwise required by the CFDA including, without limitation: (1) Regulations on the Supervision and Administration of Manufacturing Quality of Medical Devices of PRC (2000); (2) Standard Practices for the Administration of Manufacturing Quality of Medical Devices of PRC (Pilot) (2009); (3) Administrative Measures for Inspections to Carry out the Standard Practices for the Administration of Manufacturing Quality of Medical Devices of PRC (2009); and (4) applicable ISO standards, including but not limited to ISO 13485:2003; as each may be amended from time-to-time, or any successors thereto.

1.1.33 “Indemnitee” has the meaning set forth in Section 12.4.

1.1.34 “Indemnitor” has the meaning set forth in Section 12.4.

1.1.35 “Initial Work Plan” means the Work Plan as of the Effective Date, which is attached hereto as Attachment 2.

1.1.36 “Invention” shall mean any new or useful process, machine, manufacture, method of use, or composition of matter relating to or comprising the Product, and/or any improvement, enhancement, modification or derivative work to Echo IP, that is conceived or first reduced to practice or first demonstrated to have utility during the Term by MTIA and/or Echo in connection with the Parties’ activities under this Agreement.

1.1.37 “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 5.4.

1.1.38 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.1.39 “Know-How” means knowledge, algorithm, scientific information, formulae, processes, plans, technical information, new product information, test procedures, experience, data, technology, design information, software code and other information and knowledge, regardless of whether patentable or patented or not.  The fact that a part of a compilation of data is in the public domain shall not prevent the compilation of data as such, or any one or more of the other elements of the compilation, from being Know-How.  Know-How shall not include Patents.

1.1.40 “Labeling” means the labeling for the Product in any Regulatory Submission or otherwise proposed to or by the Regulatory Authority in connection with any Regulatory Submission for the Product.

1.1.41 “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the regulatory authorities that may be in effect from time to time.

1.1.42 “Licensed Territory” means the People’s Republic of China, including Hong Kong, Macau, and Taiwan.

1.1.43 “Manufacturing Standards” means, as applicable, with respect to the Products: (i) the Specifications for the Product, (ii) QSR, and (iii) that the Product is not adulterated or misbranded under the FDC Act.

1.1.44 “Medical Device Reporting Events” means any reportable or potentially reportable event pursuant to 21 CFR Parts 803 and 812, including death, serious injury, and device malfunction that requires remedial action to prevent an unreasonable risk of harm to the public health, as such terms are defined at 21 CFR Sections 803.3 and 812.3.

1.1.45 “MTIA” has the meaning set forth in the preamble.

1.1.46 “Net Sales” shall mean, with respect to the Product, the gross invoiced sales price of the Product, in an arms length transaction, by MTIA, its Affiliates and/or its Distributors to Third Parties, commencing with the first commercial sale of the Product, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated according to United States generally accepted accounting principles.

(a) sales returns or allowances actually paid, granted or accrued, including normal and customary trade, quantity and cash discounts and any other adjustments, including those granted on account of retroactive price adjustments or billing errors;

(b) credits, price adjustments or allowances actually paid, granted or credited for returns from customers of rejected, damaged, defective or outdated Product (for clarity, costs associated with any Product that is the subject of a recall, market withdrawal, correction, removal or seizure shall not be deductible from Net Sales);

(c) rebates, chargeback rebates, compulsory rebates, reimbursements or any payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions;

(d) adjustments arising from customer discount programs or other similar programs (other than price discounts granted at the time of invoicing which have been already been included in the gross amount invoiced);

(e) customs, duties, sales, use, excise, value-added and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale); and

(f) any invoiced packing (for clarity, which does not include Product packages), freight, postage, shipping, insurance and other transportation charges (to the extent that MTIA, its Affiliates or Distributors bear such costs for the Product).

In the case of any sale or other disposal of the Product between or among MTIA and its Affiliates or Distributors for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first bona fide arm’s-length sale thereafter to a Third Party.

Each of the foregoing deductions shall be determined as incurred in the ordinary course of business in type and amount consistent with good industry practice and in accordance with United States generally accepted accounting principles for financial reporting purposes and/or as otherwise agreed by MTIA and Echo.

In additional to the foregoing, “Net Sales” shall also include the average per unit net sales price (calculated for the Calendar Quarter being reported) for the Product times the number of units transferred to Third Parties for non-cash consideration; provided, however, Product that is transferred to Third Parties for non-cash consideration will not be included in the calculation of Net Sales for: (i) a commercially reasonable amount of Product used for promotional sampling; and (ii) Product used for specific agreed upon purposes, including but not limited to patient assistance and/or compassionate use programs, if MTIA has requested and received written approval from Echo for the distribution of Product for such purpose, which approval shall not be unreasonably withheld, conditioned or delayed.

1.1.47 “Non-Defaulting Party” has the meaning set forth in Section 11.2.

1.1.48 “Packaging Specifications” means those packaging, Labeling and/or technical specifications for the Products, as applicable, used in the production and supply of the Products.

1.1.49 “Part” means each portion of the Work Plan that is designated as such (for example, Part 1, Part 2 etc.) in the Work Plan.

1.1.50 “Party” means Echo or MTIA, individually.

1.1.51 “Parties” means Echo and MTIA, collectively.

1.1.52 “Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all direct and indirect priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications; together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates and extensions, and applications therefore, of any of (a), (b) or (c).

1.1.53 “Permitted Recipients” has the meaning set forth in Section 9.1.

1.1.54 “Person” means an individual, partnership, limited liability company, joint venture, corporation, trust, estate, unincorporated organization, or any other entity, or any government or any department or agency thereof, whether acting in an individual, fiduciary or representative capacity.

1.1.55 “PMA” means premarket approval application (including any supplement thereto) made to the FDA for a medical device in accordance with section 515 of the U.S. Food, Drug, and Cosmetic Act and the applicable regulations including 21 CFR Part 814.

1.1.56 “Pre-Commercialize” means, with respect to the Product: (i) any and all activities undertaken before the Approval for the Product that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, selling and customer support of the Product, including but not limited to pre-launch and marketing preparation activities, and (ii) interactions with the Regulatory Authorities before receipt of Approval for the Product regarding the foregoing.

1.1.57 “Prior CDA” means any prior confidential disclosure agreement entered into on September 30, 2013 between the Parties, relating to the subject matter hereof.

1.1.58 “Process” means the process by which MTIA shall manufacture the Products (including the sampling plans and process descriptions used to manufacture such Products.)

1.1.59 “Product” means Echo’s Symphony™ CGM System, comprising of but not limited the monitor, skin permeation device, and transdermal sensor, and including any enhancements or modifications developed by MTIA pursuant to this Agreement.

1.1.60 “Production Facility” means MTIA’s facility located in China mainland including selected facility in Liaoning and Zhejiang province and further expanding facility to be set up in Beijing, where the Products are to be manufactured.

1.1.61 “Production Standards” means, collectively, the Process, Manufacturing Standards, Packaging Specifications, Testing Specifications, Device Master Record, Lot History Records and all applicable Laws.

1.1.62 “Project” means the collaborative development project for the Product in the Licensed Territory to be performed hereunder, as described further in this Agreement and generally described in the Work Plan.

1.1.63 “Providing Party” has the meaning set forth in Section 9.1.

1.1.64 “QSR” means Quality Systems Regulation, which are cGMP regulations for medical devices, as set forth in 21 CFR. Part 820 including applicable national and international standards ISO 9001 and/or ISO 13485:2003, ISO 14971:2007, and ISO 15197:2003.

1.1.65 “Receiving Party” has the meaning set forth in Section 9.1.

1.1.66 “Regulatory Authority” means any governmental authority, including the FDA in the U.S., the CFDA system in China, and any health regulatory authority(ies) in any other country or legal jurisdiction in the Territory that is a counterpart to the FDA or CFDA system that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country.

1.1.67 “Regulatory Submission” means any submissions to or filings with any Regulatory Authority relating to the research, manufacturing, development, or Approval for the Product.

1.1.68 “Report” has the meaning set forth in Section 2.6.

1.1.69 “Results” means any and all data, results, Know-How and inventions, whether or not patentable, that are first conceived or made by MTIA and/or Echo (solely or jointly) and/or any of their respective employees, agents, consultants and/or contractors arising from or in connection with the performance of the Project by MTIA and/or Echo (solely or jointly) and other work carried out by the Parties in connection with this Agreement, that relates to the Product (including methods of use of the Product).

1.1.70 “Specifications” means specifications covering the design, manufacture, composition, packaging and/or quality control of the Product attached hereto as Exhibit 1.1.72 and made a part of this Agreement, and which may be amended, from time to time.

1.1.71 “Sub-Part” means the sub-Parts of the Work Plan that are designated as and with a sub-heading 1A, 1B, 2A, 2B, 2C, etc. in the Work Plan.  For example, Sub-Part 1B includes all work described under such sub-heading 1B.

1.1.72 “Subcommittee” has the meaning set forth in Section 3.1.

1.1.73 “Technology Transfer” has the meaning set forth in Section 2.3.

1.1.74 “Technology Transfer Training” has the meaning set forth in Section 2.3.

1.1.75 “Territory” means the world.

1.1.76 “Term” has the meaning set forth in Section 11.1.

1.1.77 “Testing Specifications” means the specifications and testing procedures with respect to the manufacture of the Products, as agreed upon by the Parties.

1.1.78 “Third Party” means any Person other than MTIA or Echo or their respective Affiliates.

1.1.79 “Work Plan” means the description of the collaborative development project for the Product in the Licensed Territory to be performed by the Parties under this Agreement.  The Initial Work Plan shall be completed following the Effective Date, and once completed will be incorporated as Attachment 2; which may be amended from time to time as provided in Section 2.2.  The Work Plan will include an outline of the activities to be performed by each Party under this Agreement and the estimated timeframe for completion of such activities.

2.	Development Project.

2.1 Commencement of the Project.  Commencement of the Project shall begin as of the Effective Date and includes the research and development activities of MTIA under this Agreement with respect to the Product for the Licensed Territory and such other activities as necessary to implement the activities in the Work Plan.  The Parties shall, in good faith, after the Effective Date agree upon and set forth: (i) an overview of the Project and attach such overview to this Agreement as Attachment 1; (ii) the Initial Work Plan, in substantially the form attached hereto as Attachment 2, and certain responsibilities of the Parties in accordance with the terms of this Agreement and attach the completed Initial Work Plan to this Agreement as Attachment 2; and (iii) a summary of certain projected timelines for the development of the Product and attach such summary to this Agreement as Attachment 3.

2.2 Amendments to the Work Plan.  The Parties agree that the Work Plan may be amended in accordance with the foregoing objectives and the other terms and conditions of this Agreement.  Any changes or amendments to the Work Plan shall require the prior written approval of the Parties via the JSC.  Following approval by the JSC, any amendments to the Work Plan shall be signed and dated by each Party and shall become a part of the Work Plan and this Agreement.  Revisions of the Project and the terms therefore shall be made in one or more amendments to the Work Plan, which shall be negotiated in good faith among the Parties.  The updated Work Plan as amended shall include an outline of the activities to be performed by each Party in the performance of the Project and the estimated timeframe for completion of such activities.

2.3 Transfer of Echo Materials and Echo Know-How.  As part of the Work Plan, Echo shall, as soon as practicable after the Effective Date, transfer to MTIA all Echo Materials and all applicable Echo Know-How required for the Project, including all manufacturing process information and data and all non-clinical/pre-clinical and clinical data related to the Product (the “Technology Transfer”).  The Technology Transfer shall be conducted at mutually agreeable times at Echo’s facility in Franklin, Massachusetts and Echo will commit a reasonable amount of time and resources acclimating MTIA with the training necessary to enable MTIA to perform its obligations hereunder (the “Technology Transfer Training”).  MTIA shall send its representatives to Echo’s facility in Franklin, Massachusetts, at its sole expense, for the Technology Transfer Training.  Echo shall not charge MTIA for the Technology Transfer or the Technology Transfer Training.  Upon completion of the Technology Transfer, Echo shall provide MTIA with written notice indicating the date of completion of the Technology Transfer.  MTIA shall promptly respond to such notice and acknowledge the completion of the Technology Transfer.  In the event MTIA has not responded to Echo’s written notice within thirty (30) days, the Technology Transfer shall be deemed complete and the date of completion shall be as set forth in such notice. For the avoidance of doubt, all such Echo Materials and Echo Know-How shall remain the Confidential Information of Echo subject to Section 9.  MTIA shall remain solely responsible for its internal costs related to the Technology Transfer and the Technology Transfer Training described in this Section 2.3.

2.4 Performance by MTIA.  MTIA shall use Diligent Efforts to perform and complete the Project described generally in the Work Plan.  MTIA shall provide all materials (other than the Echo Materials provided by Echo), equipment and personnel required for MTIA to perform the Project.

2.5 Disclosure of Results.  MTIA will report to Echo all Results resulting from the performance of the Project together with other related information that is reasonably necessary to verify and evaluate the Results.  Such Results and other related data will be disclosed to Echo as they are generated at joint Project review meetings.  The Parties shall participate in joint Project review meetings, either in person or by teleconference or videoconference, on a monthly basis (or more or less frequently as agreed to by the Parties) or at other times as deemed necessary by the Parties.  During the Term, MTIA shall make appropriate personnel available, as requested by Echo, for discussions with Echo concerning the Project and the Results.  All such Results are owned by Echo, except in the event Echo has permitted a Third Party to retain ownership rights to such Results.  In such event, MTIA shall ensure that such Third Party grants to Echo a perpetual, sublicensable, royalty-free, unrestricted, right and license to use such Results for any purpose in the Echo Territory.

2.6 Reports.  Within ten (10) Business Days following the completion of each Sub-Part of the Work Plan (or more frequently as specified in the Work Plan or reasonably requested by Echo through the JSC), MTIA shall provide to Echo a written report, in English, describing the Results resulting from the performance of such Sub-Part of the Work Plan, which includes information, including raw data, that is reasonably necessary to verify and evaluate the Results (each such report being a “Report”).  In addition, upon request by Echo, MTIA shall provide Echo with access to review all records generated for the Project reasonably necessary to verify and evaluate the Results.  MTIA shall provide Echo with required information that is necessary for Echo to interpret each such Report.

2.7 Storage and Maintenance of Data.  During the Project, and upon completion of the Project, MTIA shall store and maintain all records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and Results achieved in connection with the Program, in accordance with all applicable Laws in the Licensed Territory.  In the event that Echo requires access to the Results or other related Project records, MTIA shall ensure that Echo shall have such access to such Results and records upon reasonable notice by Echo.  Echo shall maintain such Results, records and information contained therein in confidence in accordance with Article 9 and shall not use such Results or Project records except to the extent otherwise permitted by this Agreement.

2.8 MTIA Contractors.  In accordance with the Work Plan, it is understood that certain work for which MTIA is responsible in furtherance of the Project may be performed by certain Third Party contractors (“Contractors”).  MTIA shall notify Echo through the JSC in advance of using any Contractors in the performance of activities for the Project.  MTIA shall be responsible for all costs that it incurs with respect to such Contractors.  Any work to be performed for MTIA by a Contractor shall be pursuant to a written agreement obligating the Contractor under terms and conditions that are consistent with and no less restrictive than MTIA’s obligations under this Agreement and which enable MTIA to fully perform its obligations under this Agreement in the same manner and to the same extent as if MTIA performed the work themselves rather than the Contractor.  MTIA shall in all cases retain or obtain Control of any and all intellectual property created by or used with Echo’s permission by such Contractor directly related to such subcontracted activity, unless otherwise agreed by Echo in writing.  Echo shall not be responsible for the liability, performance or non-performance of any Contractor.

2.9 New Products.  During the Term, MTIA shall have the right to enter into good faith negotiations with Echo for an agreement with respect to any improvements or modifications to current Echo’s Symphony™ CGM System or any of Echo’s new products.

3.	Joint Steering Committee.

3.1 Joint Steering Committee.  Promptly after the Effective Date, in order to carry out the Work Plan and other development activities related to the Project, the Parties shall form a Joint Steering Committee (the “Joint Steering Committee” or “JSC”) comprised of an equal number of representatives from each Party (albeit not more than three (3) members from each Party), to be designated by such Party.  The JSC will hold its first meeting via tele- or video- conference within thirty (30) days of the Effective Date or, if the Parties wish to meet in-person, within sixty (60) days of the Effective Date. Thereafter, the JSC shall meet in-person or by teleconference on a calendar quarter basis or more frequently as necessary.  Each Party shall be free to replace its representative to the JSC with a new representative, upon prior written notice to the other Parties. Decisions of (including approval by) the JSC shall be by consensus, with each Party having one vote.  In the event of a deadlock of the JSC: (i) MTIA shall, with appropriate consideration of the interests of Echo, have the right to make the final decision with respect to matters affecting the Product which only impact the Licensed Territory; and (ii) Echo shall, with appropriate consideration of the interests of MTIA, have the right to make the final decision with respect to matters which may affect the Product in the Echo Territory. Draft minutes of the meetings of the JSC will be generated and circulated to its members within one (1) week following the JSC meeting and such minutes shall be finalized by the JSC promptly thereafter.  The JSC shall have the role and responsibilities and decision-making authority as set forth below.

3.2 Subcommittee.

  As needed, MTIA and Echo may establish subcommittees and other working groups that will report to the JSC (each being a “Subcommittee”), to further the objectives of this Agreement.

3.3 Responsibilities of the Joint Steering Committee.  At each quarterly meeting of the JSC, the Parties, through their representatives on the JSC, shall be required to submit a report to the other members of the JSC on their respective activities for the prior calendar quarter setting forth their progress and specific activities undertaken in accordance with the Work Plan. In general, the JSC shall be responsible for reviewing and reporting on the progress of the Project, ensuring the Project proceeds according to the timelines set forth in the Work Plan, ensuring the cooperation and participation of the Parties in the performance of the Project and reviewing the recommendations, plans and other activities in support of the Project and coordinating the activities of the Parties under this Agreement to assure that the Project is aligned with the clinical development of the Product in the Territory.  Subject to the other provisions of the Agreement, the JSC shall be responsible for coordinating the activities and decision-making of the Parties with respect to the approval of amendments to the Work Plan and all regulatory activities with respect to the Product as described further below.  The following decisions shall require approval of the JSC (which approval shall not be unreasonably withheld or delayed):

(a) the required level of sensitivity, specificity, scoring methodology, Results interpretation and performance criteria for the Product (including, for example, limits of quantitation, linearity, range, precision and accuracy);

(b) the Labeling, including but not limited to the “Indication for Use” statement to be submitted in a Regulatory Submission or otherwise to be presented to a Regulatory Authority in the Licensed Territory for the Product; and

(c) the type of Approval Application(s) to be developed and filed for Approval for the Product in the Licensed Territory.

3.4 Restrictions on the JSC.  For the avoidance of doubt, the JSC shall have no power or authority to amend the terms and conditions of this Agreement.

4.	Clinical Trials and Regulatory Submissions

4.1 Conduct of Clinical Trials.  MTIA shall be responsible for conducting the Clinical Trials required for the Project (including Clinical Trials for any clinical validation of the Product as applicable) as set forth in the Work Plan and in accordance with GCP and GLP as applicable.  MTIA shall be responsible for manufacturing and supplying the Product for use in such Clinical Trials for the Product in accordance with Section 5.1 and pursuant to the terms of this Agreement.  In accordance with the Work Plan, the Parties shall, in good faith, work together to, as soon as practicable, provide and supply Product components to MTIA in support of its Clinical Trials in the Licensed Territory prior to the commencement of such Clinical Trials.  The Parties will enter into good faith discussions regarding a supply agreement for such Product components.

4.2 Ownership of Clinical Trial Data. Echo will retain full ownership of all Clinical Trial Data and other data and information obtained or otherwise resulting from any Clinical Trials and all Approvals and applications therefore with respect to the Product, except in the event MTIA is required to permit a Third Party to retain ownership rights to such Clinical Trial Data.  In such event, MTIA shall ensure that such Third Party grants to Echo a perpetual, sublicensable, royalty-free, unrestricted, right and license to use such Clinical Trial Data for any purpose in the Echo Territory.

4.3 Access and Exchange of Information and Data.  MTIA will provide to Echo a copy of Results, and other information and data (including performance data for the Product) to be submitted in a Regulatory Submission or otherwise presented to a Regulatory Authority for Approval for the Product in the Licensed Territory in accordance with this Section 4.3 and Sections 4.4 and 4.5.  In addition, MTIA will provide to Echo a copy of information and data including performance data for the Product) necessary and relevant for Echo to obtain Approval and other permissions or authorizations from Regulatory Authorities for the Product in the Echo Territory, and will provide reasonable assistance to Echo in connection therewith.  At Echo’s reasonable discretion, MTIA shall be included or consulted on technical and/or scientific discussions of the Product with external advisory boards of Echo.  As necessary or reasonably requested for MTIA to perform and plan its development activities for the Product, in accordance with the Work Plan, under this Agreement and to obtain Approval of the Product from Regulatory Authorities for the Product in the Licensed Territory, Echo shall provide MTIA with Clinical Trial Data relating to the Product as well as information reasonably requested by MTIA from the applicable Clinical Trial protocols that include the use of the Product (including, for example, informed consent forms and the reporting form).  In addition, Echo will provide to MTIA information and data (which may include performance data for the Product) reasonably requested by MTIA, that Echo possesses and controls, that is necessary and relevant for MTIA to obtain Approval and other permissions or authorizations from Regulatory Authorities for or associated with the use of the Product in the Licensed Territory, and will provide reasonable assistance to MTIA in connection therewith.

4.4 Regulatory Submissions.  With regard to Regulatory Submissions for the Product in the Licensed Territory, MTIA will be responsible for the preparation of all documentation necessary for a complete fast-track Regulatory Submissions for the Product in the Licensed Territory.  MTIA shall be responsible for providing, in the format required by the Regulatory Authority, the data and information required to be submitted in connection with such fast-track Regulatory Submission required for Approval of the Product by the Regulatory Authority in the Licensed Territory.  The fast-track Regulatory Submission shall be filed by MTIA in MTIA or Affiliate’s name for the Product in the Licensed Territory. The Parties shall request a joint meeting (which may either be a teleconference or face-to-face meeting) with the CFDA’s review divisions or any other similar applicable Regulatory Authority for the Product to help ensure that the Product development plans will produce sufficient data to meet the CFDA’s or any other similar applicable Regulatory Authority’s criteria for Approval of the use of the Product in the Licensed Territory. MTIA shall provide updates to the JSC regarding the status of each pending or proposed Regulatory Submission for the Product and shall provide the JSC with copies of all correspondence MTIA receives from the Regulatory Authorities relating to the Regulatory Submission for the Product (or other communications whether written or verbal that have been reduced to writing that concern the Labeling of the Product), and shall keep the JSC informed on an on-going basis regarding the schedule and process for the preparation of Regulatory Submissions for the Product, and shall provide working drafts of proposed Regulatory Submissions for the Product (including, but not limited to, parts of the Regulatory Submission that concern the Labeling of the Product) to the JSC to provide Echo an opportunity to review and comment on such drafts.  In accordance with the foregoing, the Parties shall be required to protect from disclosure the Regulatory Submissions and related correspondence, drafts and documentation for the Product, and treat such information as “Confidential Information” in accordance with the requirements of Article 9, and the Parties agree to only use such information for the purposes of this Agreement.  All Regulatory Submissions and other correspondence with Regulatory Authorities by MTIA for the Product shall be subject to the prior written approval of Echo.  The Labeling to be submitted in a Regulatory Submission and/or Approved by the applicable Regulatory Authority for the Product shall be subject to the prior written approval of the JSC in accordance with Article 3.

4.5 Meetings and Correspondence with Regulatory Authorities.

4.5.1 MTIA shall notify Echo through the JSC (or, as directed by the JSC, through a Subcommittee) in advance of any request for a meeting or substantive discussion with any Regulatory Authority in the Licensed Territory relating to the Regulatory Submission or other regulatory filing for the Product.  For the sake of clarity, MTIA shall notify Echo and allow Echo to participate in meetings with Regulatory Authorities related to Approval of the Product in the Licensed Territory.  Such notification shall be provided at least seven (7) Business Days (or, if seven (7) Business Days is not practicable, the longest period that is practicable under the circumstances) prior to any such meeting or substantive discussion, in order to provide the Echo with an opportunity to participate in such meeting or discussion.  The foregoing obligations apply with respect to meetings or discussions initiated by MTIA or by a Regulatory Authority.  Each Party participating in any such meetings shall take meeting minutes and provide a copy of such minutes to the other Party.

4.5.2 MTIA will be responsible for all communications with the CFDA with respect to the Product in the Licensed Territory.  MTIA shall promptly furnish Echo with drafts of correspondence proposed to be submitted to any Regulatory Authority with respect to the clinical validation part of the Regulatory Submission for the Product (or other parts of the Regulatory Submission that concerns the Labeling of the Product) and copies of correspondence MTIA has had with any Regulatory Authority, and contact reports concerning conversations or meetings with any Regulatory Authority, in each case relating to any such Regulatory Submission or other relevant regulatory submission for or with respect to clinical validation part of the Regulatory Submission for the Product (or other parts of the Regulatory Submission that concerns the Labeling of the Product).  Correspondence related to the Approval of the instructions manual, Labeling and Packaging Specifications for the Product, as well as any updates or amendments thereto, by MTIA shall be subject to the review and approval of Echo, such approval shall not be unreasonably withheld or delayed.

5.	Manufacture, Supply and Commercialization of Product.

5.1 Manufacture of Product.  MTIA shall be responsible for obtaining and maintaining all Approvals required by Regulatory Authorities in the Licensed Territory and any other applicable governmental agencies necessary in the Licensed Territory to test, manufacture and supply, or have supplied, the Products for sale in the Licensed Territory, MTIA shall manufacture all Products under this Agreement such that they comply with the Production Standards.

5.2 Branding.  The Product and all promotional, advertising, communication and educational materials relating to the Product shall be co-branded with the name and logo of Echo Therapeutics, Inc.  Echo shall provide the trademark logo.  Where both Parties’ respective names and logos appear, such names and logos will be given equal prominence to the extent legally permissible.  Each Party will retain their rights to their respective names and logos.  All such promotional, advertising, communication and educational materials relating to the Product must be approved by the JCC.

5.3 Option to Supply.  During the Term, at Echo’s sole discretion and upon written notice to MTIA, Echo and MTIA shall enter into good faith negotiations to enter into a definitive supply agreement for the supply of Products to Echo in the Echo Territory.

5.4 Joint Commercialization Committee.  Upon request by any Party, the Parties shall form a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”) comprised of two (2) representatives of each Party, to be designated by each Party in its sole discretion but shall include at least one representative responsible for marketing from each Party.  Each Party shall be free to replace its representative to the JCC with a new representative, upon prior written notice to the other Party.  Decisions of (including approval by) the JCC shall be by consensus, with each Party having one vote.  In the event of a deadlock of the JCC: (i) MTIA shall, with appropriate consideration of the interests of Echo, have the right to make the final decision with respect to matters affecting the Product which only impact the Licensed Territory; and (ii) Echo shall, with appropriate consideration of the interests of MTIA, have the right to make the final decision with respect to matters which may affect the Product in the Echo Territory. The JCC shall have the role and responsibilities as set forth in Section 5.5, unless otherwise mutually agreed in writing by the Parties.  Notwithstanding anything to the contrary contained in this Agreement, the JCC shall not have the power or authority to amend this Agreement or make any decision or require any Party to take any action that conflicts with the terms of this Agreement.

5.5 Role and Responsibilities of the Joint Commercialization Committee.  The JCC shall be responsible for communications among the Parties with respect to the commercialization of the Product.  The JCC shall be responsible for planning and coordinating the activities of the Parties with respect to the marketing and distribution of the Product in the Licensed Territory. The JCC shall encourage and facilitate the collaborative relationship and information exchange among the Parties in accordance with this objective.  The responsibilities of the JCC shall include but not be limited to the following:

(a) discuss, coordinate and align the launch, marketing and commercialization of the Product in the Licensed Territory, including the exchange of information on the objectives, methodology, considerations, expectations and forecasted sales of the Product in the Licensed Territory;

(b) discuss and coordinate MTIA’s activities supporting the marketing, promotion, distribution and sale of the Product in the Licensed Territory, such as sales training, promotion, customer service, support and education activities;

(c) discuss and coordinate possible activities with respect to quality assurance plans (including training and monitoring programs);

(d) discuss and monitor access and reimbursement issues for the Product, if any;

(e) discuss and resolve issues concerning emergency stocks of Product; and

(f) such other activities as mutually agreed among the Parties from time to time.

5.6 Development and Commercialization Costs.  MTIA shall be responsible for the payment of all development with respect to Approval of the Product in the Licensed Territory, manufacturing, commercialization and marketing costs in connection with the development with respect to Approval of the Product in the Licensed Territory, manufacture, marketing, promotion, distribution, sale and other commercialization activities with respect to the Product in the Licensed Territory.

5.7 Diligence.  MTIA shall use Diligent Efforts to Pre-Commercialize and Commercialize the Product in the Licensed Territory, and shall use Diligent Efforts to manufacture or have manufactured the Product to enable such Commercialization.

5.8 Sales Forecast.  Within thirty (30) days after receipt of Approval of the Product in the Licensed Territory, MTIA shall provide Echo with a written twelve (12) month rolling forecast of its projected sales of the Product in the Licensed Territory, detailing MTIA’s estimated sales in monthly figures (each a “Forecast”).  Thereafter, on or before the first day of each Calendar Quarter, MTIA shall provide Echo with an updated Forecast for the succeeding twelve (12) month period.  All such Forecasts shall be prepared in good faith, and used for planning purposes only.  In no event shall any such Forecasts be binding on MTIA.

6.	Regulatory Matters.

6.1 Inspections, Audits.  Echo (either by themselves or through a Third Party reasonably acceptable to MTIA) shall have the right at any time, by providing five (5) Business Days prior notice to MTIA, to conduct a For-cause Inspection to inspect and audit, MTIA’s Product manufacturing process and facilities.  Additionally, Echo shall have the right, during normal business hours, upon reasonable notice to conduct compliance inspections or other inspections, audits and investigations, annually during the Term, to ensure the handling, manufacturing, packaging, labeling, testing, storage and shipping of each Product complies with the Production Standards; provided, however, that such inspection, audit or investigation shall not unreasonably interfere with the operations at the Production Facility.  MTIA shall cooperate in certain such inspection, audit or investigation conducted by any such Person to be disclosed by Echo to MTIA in advance.  In connection with any such inspection or audit, MTIA shall have no obligation to provide Echo and/or a Third Party access to MTIA confidential information related to any other MTIA product that is not a Product.  Additionally, during the Term of this Agreement, MTIA shall inform Echo within five (5) Business Days of any audit or inspection by any Regulatory Authority which directly or indirectly relates to the Product, and MTIA shall promptly provide to Echo in writing the results of any such audits or inspections.

6.2 Communications with Regulatory Authorities.  MTIA shall have primary responsibility to prepare, execute and maintain any regulatory filings and communications with Regulatory Authorities in the Licensed Territory that are reasonably necessary to support the development activities agreed upon by the JSC for the Licensed Territory.  Echo shall have the right to review and comment on correspondence with Regulatory Authorities initiated by MTIA relating to the Product or the development activities undertaken pursuant to this Agreement, and MTIA shall promptly furnish Echo with drafts of such correspondence for such review and comment prior to finalizing same.  Upon receipt of any communication or correspondence from any Regulatory Authority that is directly related to the Product or the Parties’ activities pursuant to this Agreement, MTIA shall: (a) contact the JSC (or JCC as applicable) as soon as reasonably practicable, via e-mail; (b) prepare an appropriate response for submission to the applicable Regulatory Authority; and (c) request Echo to comment on the proposed response in sufficient time for the response to be sent out.  MTIA shall at all times be considered the lead party when communicating with any Regulatory Authority related to the Product in the Licensed Territory, and shall respond to all questions and inquiries related to the Product or the activities under the Development Program, unless such Regulatory Authority addresses a particular matter directly and unequivocally to Echo.  Notwithstanding the foregoing, nothing in this Section 6.2 shall be deemed to restrict any Party’s independent rights to communicate with any governmental authority, including any Regulatory Authority, with respect to its products other than the Product and/or activities outside the scope of the development activities undertaken pursuant to the JSC.

6.3 Medical Device Reporting Events.

6.3.1 The company responsible for performing or overseeing a particular Clinical Trial shall record, evaluate, summarize and review and report, as applicable, all Medical Device Reporting Events associated with the Product in accordance with, 21 C.F.R. Section 812.150 in the U.S., and corresponding regulatory standards required by other Regulatory Authorities in the Territory.

6.3.2 After PMA Approval, on an ongoing basis, MTIA shall be responsible for reporting any Medical Device Reporting Events to the applicable Regulatory Authority(ies), with a copy of such report to Echo, in accordance with 21 C.F.R. Part 803.1 et. seq. in the United States, and corresponding regulatory standards as may be required by other Regulatory Authorities in the Territory.

6.3.3 The Parties shall each refer any Medical Device Reporting Events or customer complaints, or other safety information learned by, or referred to, such Party during, or as a result of, the activities conducted by it pursuant to this Agreement or spontaneously reported to such Party during the Term.

6.3.4 Other than as provided in this Section 6.3, MTIA and Echo shall have no obligations related to potential adverse events associated with the other Party’s products.

6.4 Medical Inquiries.  MTIA shall be solely responsible, at its cost, for responding to and answering medical questions and inquiries from members of the medical profession and consumers regarding the Product in the Licensed Territory.  Echo shall route all requests for written responses to medical inquiries regarding the Product to MTIA for answers.

6.5 Product Complaints.  MTIA shall have the sole authority and responsibility, in the Licensed Territory, for: (i) investigating and responding to any complaints relating to the Product; (ii) reporting any complaints relating to the Product that are required to be reported: (a) to the applicable Regulatory Authority(ies); and (b) to Echo on a monthly basis; and (iii) subject to Section 6.2, responding to any Regulatory Authority inquiries regarding a Product or other product complaints.

6.6 Recalls.

6.6.1 The Parties each agree to share with each other, within twenty-four (24) hours, any information that might lead to field corrections, recalls, and market withdrawals of the Product.  MTIA shall have the sole authority and responsibility, in the Licensed Territory, subject to Section 6.4, to handle all field corrections, recalls, and market withdrawals of the Product in accordance with applicable Law and regulations at MTIA’s cost and expense unless otherwise provided in this Section 6.6; provided, that in all cases, unless otherwise required to comply with any applicable Laws or any decision, order, request or directive of a Regulatory Authority, or as necessary to protect the health and safety of patients (as MTIA determines in its reasonable discretion), MTIA shall consult with Echo and will release no communication to the marketplace regarding a Product field correction, recall, or market withdrawal without first providing Echo with the opportunity to review and comment on such communication, and provided further that if Echo does not respond to MTIA’s request for review and comment within forty-eight (48) hours (or such shorter time as MTIA reasonably requests), MTIA shall be free to release such communications.

6.6.2 Following notification to, and consultation with, Echo in accordance with Section 6.6.1 MTIA shall be solely responsible for making any decision related to conducting a field correction, recall or market withdrawal of the Product in the Licensed Territory.  MTIA shall promptly (but in any case, within 48 hours) notify Echo in writing of any such decision.  In the event that a recall, withdrawal, or field correction is voluntary or required by a Regulatory Authority in the Licensed Territory, MTIA shall be solely responsible for the cost and expense of any such recall, withdrawal, or field correction.

6.6.3 In the event that any Product recall, withdrawal, or field correction is the result of any negligence or breach of warranty by any of MTIA or their Affiliates, then and in such event, MTIA shall bear the actual and direct cost of conducting such action or withdrawal, including direct costs related to the Product (i.e., packaging and rework, etc.) and costs imposed by the applicable Regulatory Authority(ies) such as costs for detention and inspection, in accordance with the recall guidelines of the applicable Regulatory Authority(ies).

6.7 Regulatory Inspections; Inquiries.

6.7.1 MTIA shall notify Echo promptly (within 24 hours) upon receipt of any notice of inspection by any Regulatory Authority related to any aspect of the production of the Product (including, but not limited to, the inspection of any facility in which the Product is manufactured, or any warehouse or distribution center where the Product is stored, or any facility handling testing, regulatory and development activities, product complaints or other administrative activities directly relating to the Product).  MTIA shall allow Echo, to the extent practicable, to participate in or observe such inspections if Echo so chooses.  MTIA shall provide Echo with a report summarizing any significant non-conformities from such Regulatory Authorities relating to any of the foregoing, including those that are directly related to the development, manufacture, processing, testing, packaging or storage of the Product.  MTIA shall also provide Echo with a copy of any written response from MTIA to any Regulatory Authority regarding corrections implemented by MTIA in response to such observations from Regulatory Authorities.

6.7.2 Notwithstanding the preceding, if any of MTIA or Echo should: (i) be contacted by any Regulatory Authority(ies) for any purpose pertaining specifically to this Agreement or to the Product, including any quality issues or concerns identified at any facilities in which the Product is manufactured, that could adversely affect the manufacture of the Product; or (ii) receive any governmental notice or communication relating to the marketing or detailing or sampling of the Product by any Person within the Territory; such Party shall notify the other Party(ies) promptly but in any event within five (5) days after being notified or otherwise becoming aware of the Regulatory Authority(ies)’ concerns. Notwithstanding anything to the contrary contained in this Agreement, either of Echo or MTIA can permit unannounced inspections of its facilities by a Regulatory Authority with competent jurisdiction and may respond to the extent necessary to comply with such Party’s obligations under applicable laws, rules or regulations.

7.	Payments.

7.1 Reimbursement for Development Costs.  Upon the earlier of (i) Approval of the Product by CFDA; or (ii) termination of this Agreement by Echo pursuant to Section 11.3 (the “Reimbursement Date”), Echo shall reimburse MTIA for Project specific out-of-pocket costs incurred by MTIA in the performance of development activities for the Project to obtain CFDA Approval in China, up to a maximum of One Million Five Hundred Thousand dollars ($1,500,000) (the “Reimbursement Amount”), in the form of common stock of Echo, valued at the NASDAQ closing price on the date just prior to the Effective Date, provided that in order to be eligible for reimbursement by Echo such costs must be approved in writing by the JSC in advance of MTIA incurring such costs.  Within thirty (30) days of the Reimbursement Date, Echo shall deliver to MTIA a stock certificate, issued in the name of MTIA, evidencing an amount of shares of the common stock of Echo, having an aggregate value equal to the Reimbursement Amount.

7.2 Commercialization Splits.  Echo and MTIA shall split all Net Sales of the Product within the Licensed Territory, following the first commercial sale of the Product in the Licensed Territory, on the following basis: (i) seventy percent (70%) to MTIA and thirty percent (30%) to Echo on aggregate Net Sales less than or equal to One Hundred Million dollars ($100,000,000); and (ii) sixty percent (60%) to MTIA and forty percent (40%) to Echo on aggregate Net Sales greater than One Hundred Million dollars ($100,000,000).

7.3 Payments and Reporting.

7.3.1 Beginning with the Calendar Quarter in which the first commercial sale of a Product is made in the Licensed Territory, and for each Calendar Quarter thereafter, payments shall be made to Echo within forty-five (45) days following the end of each such Calendar Quarter.  MTIA shall provide a report, on a monthly basis, summarizing, total unit sales, gross sales and total Net Sales during the relevant month (including an itemization of the deductions applied to such gross sales to derive such Net Sales), the cumulative Net Sales from the first commercial sale through such month, and the calculation of payments due thereon.  In the event that payments are due in respect of a given Calendar Quarter, MTIA shall submit a report so indicating.

7.3.2 All other payments to be made under this Agreement shall be made in accordance with the terms set forth in the applicable Section(s) regarding such payments.

7.4 Mode of Payment.  All payments required under this Agreement shall be made by MTIA in U.S. Dollars, via wire transfer of immediately available funds as directed by Echo from time to time.  All such payments shall be without deduction of any out-of-pocket transfer costs or fees.  For the sake of clarity, MTIA shall be responsible for collecting all payments due from its Affiliates and Distributors with respect to sales of Products by such Affiliates and Distributors and remitting such applicable payments to Echo.

7.5 Late Payments.  All payments payable under this Article 7 not made when due shall bear interest, calculated from the date such payment was due, at the annual rate of the Bank Prime Loan rate plus one percent (1%) as quoted in Federal Reserve Bulletin H.15 or a successor bulletin thereto, from time to time. Further, if the initial payments are not paid within fifteen (15) days after the due date, MTIA will be deemed to have breached and defaulted in the performance of a material provision of this Agreement and such breach shall be subject to Section 11.2.

7.6 Records Retention.

7.6.1 Commencing with the first commercial sale of Product in the Licensed Territory, MTIA shall keep complete and accurate records pertaining to: (i) the sale of each Product, including gross sales of each Product and the deductions used to calculate Net Sales in sufficient detail to permit Echo to confirm the accuracy of the amounts paid by MTIA under this Agreement; and (ii) the information used to calculate the sales price for the Product in sufficient detail to permit Echo to confirm the accuracy of the statement provided by MTIA pursuant to Section 7.3.1; in each case, for a period not less than three (3) calendar years after the year in which such sales occurred.

7.6.2 At the request and expense of Echo, MTIA shall permit an independent, certified public accountant reasonably acceptable to MTIA, at reasonable times and upon reasonable written notice, to examine such records as may be necessary for the sole purpose of: (i) verifying the calculation and reporting of Net Sales, the correctness of any payment made under this Agreement, or for obtaining information as to payment due in the case of MTIA’s failure to report or pay pursuant to this Agreement, and (ii) verifying the calculation of sale price for the Product contained in any statement provided by MTIA to Echo; in each case, for any period within the preceding three (3) years.  All results of any such examination shall be made available to MTIA.

7.6.3 In the event that any audit reveals an under-payment or over-payment in the amount of any payments that should have been paid by MTIA to Echo, then a reconciliation payment in the amount of the discrepancy shall be paid by the Party receiving the benefit of such discrepancy within forty-five (45) days after the Party owed such payment makes a demand for such payment, plus, solely in the case of an under-payment, interest thereon.  Such interest shall be calculated from the date such amount was due until the date such amount is actually paid, at the rate of five percent (5%) over the LIBOR as reported in the Financial Times, or its successor.

7.7 Taxes.  In the event that MTIA is mandated to withhold any tax to the tax or revenue authorities in the Licensed Territory in connection with any payment to Echo, such amount shall be deducted from the payment to be made by MTIA, provided, that, MTIA shall promptly notify Echo so that Echo may take lawful actions to avoid and minimize such withholding.  MTIA shall promptly furnish Echo with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the United States Internal Revenue Service related to any application by Echo for foreign tax credit for such payment.  Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

8.	Intellectual Property.

8.1 Ownership of Echo Materials, Echo IP.  Echo shall retain all right, title and interest in and to the Echo Materials and Echo IP.

8.2 Use of Echo Materials and Echo IP.  MTIA shall (i) use the Echo Materials and Echo IP in compliance with all applicable Law; (ii) not transfer the Echo Materials and/or Echo IP to any Third Party (other than to successors and permitted assigns in accordance with Section 13.1) and/or (iii) not use the Echo Materials and Echo IP for any purpose unrelated to this Agreement without Echo’s prior written consent.  Upon request by Echo, MTIA shall return to Echo any unused or reusable Echo Materials.

8.3 Ownership of Results.  The Results shall be owned by Echo, and shall be deemed to be Confidential Information of Echo and shall be used and disclosed by the Parties solely for the purposes and solely to the extent expressly permitted under the Agreement, except in the event Echo has permitted a Third Party to retain ownership rights to such Results.  In such event, MTIA shall ensure that such Third Party grants to Echo a perpetual, sublicensable, royalty-free, unrestricted, right and license to use such Results for any purpose in the Echo Territory.  Accordingly, MTIA shall be considered the Receiving Party with respect to the Results and shall be subject to all of the restrictions and obligations of this Agreement with respect to the disclosure and use of such Results.  In accordance with Section 8.2, during the Term, the Results shall not be used or transferred by MTIA to or for the benefit of any Third Party without the prior written consent of Echo.

8.4 Ownership of Inventions.  Inventorship of inventions made during the course of or arising from the performance of the activities pursuant to the Agreement and Patents covering such inventions (including the Inventions) shall be determined in accordance with U.S. patent laws for determining inventorship.  All Inventions shall be owned by Echo and can be used by MTIA in accordance with this Agreement.

8.5 License to MTIA.  Subject to the terms and conditions of this Agreement, Echo hereby grants to MTIA during the Term the following rights and licenses under the Echo IP and Echo Know-How:

8.5.1 To exclusively research, develop, manufacture and use the Product in the Licensed Territory to conduct the Work Plan; and

8.5.2 To exclusively make, have made, use, sell, have sold, offer for sale and import the Product in the Licensed Territory.

8.6 Grant of Distribution Rights by MTIA.

8.6.1  MTIA shall have the right, in its sole discretion, to grant Distribution rights, in whole or in part, under the licenses granted in Sections 8.5.1 and Section 8.5.2 to any of its Affiliates or Third Parties; provided, however, in all cases, no Distribution right granted by MTIA pursuant to this Section 8.6 shall be valid unless: (i) MTIA submits the proposed Distribution agreement to the JSC for review and approval; (ii) MTIA shall guarantee and be responsible for, as applicable, the performance of, or the making of all payments due and the making of any reports under this Agreement with respect to sales of Product by its Affiliates and Distributors and, in each case, the Affiliates and Distributors compliance with all applicable terms of this Agreement; (iii) Echo shall be named a third-party beneficiary of any such Distribution agreement; (iv) as applicable, each Affiliate or Distributor agrees in writing to maintain books and records and permit Echo to review such books and records, and visit its facilities pursuant to the relevant provisions of this Agreement; (v) MTIA uses Diligent Efforts to require the Distribution agreement with each Distributor to continue in full force and effect in accordance with the terms and conditions of such Distribution upon the termination of this Agreement and permits MTIA to assign to Echo such Distribution agreements; and (vi) such Distribution requires such Distributor to observe all other applicable terms of this Agreement.  MTIA shall promptly provide Echo with notice of any Distribution rights granted pursuant to this Section 8.6, and provide a copy of the executed Distribution agreement (unredacted) to Echo within ten (10) Business Days after the execution of such Distribution agreement.  MTIA is entitled to allow its Distributors to further grant Distribution rights, subject to: (i) MTIA’s direct Distributor obtaining all rights, licenses and covenants from the further Distributor that MTIA is required to obtain from direct Distributors; (ii) such further Distributors are deemed “Distributors” for all purposes including for the purposes of calculating Net Sales and (iii) without limiting the generality of the foregoing, the further grant of Distribution rights shall be subject to, and consistent with, the terms and conditions of this Agreement.

8.7 Patent Prosecution and Maintenance.

8.7.1 Echo shall have sole responsibility for and shall control the preparation and prosecution of, and the maintenance of, all Echo’s Patents.  Echo shall pay all costs and expenses of filing, prosecuting and maintaining such Patents relating to Inventions owned by it.

8.7.2 MTIA agrees promptly to provide to Echo with a complete written disclosure of any Invention made by MTIA under the terms of this Agreement.  Upon written notice by MTIA to Echo of any Invention relating to the Product, Echo shall in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application covering any such Invention.  MTIA, its Affiliates and their respective employees and subcontractors shall assign, and do hereby irrevocably and perpetually assigns, to Echo, all sole or joint (as the case may be) worldwide rights, title and interest in and to all such Inventions (including all Patents, trademarks, copyrights, trade secrets or other intellectual property rights relating thereto) consistent with the ownership principles of Section 8.3 and 8.4.

8.7.3 Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such Patents at its own expense.

8.8 Patent Enforcement

8.8.1 If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim by a Third Party with respect to the Product within the Territory, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Infringement.

8.8.2 Echo shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Echo IP or Inventions in the Territory.  If Echo (or its designee), as the case may be, does not secure actual cessation of such infringement (except by granting said Third Party a license under the infringed Patents) or institute an infringement proceeding against an offending Third Party within one hundred twenty (120) days of learning of such infringement, MTIA shall have the right, but not the duty, to institute such an action with respect to any infringement by such Third Party.  The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing.  Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto).  Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, Echo and MTIA shall divide the remaining funds between them in proportion to the economic losses suffered by each of them.

8.9 Infringement Action by Third Parties.

8.9.1 If a Third Party asserts, whether raised directly or by way of counterclaim or affirmative defense, that any Patents or other Intellectual Property Rights owned by it is infringed by the manufacture, use, offer for sale, sale or importation of any Product in the Licensed Territory, or the proposed manufacture, use or sale of any Product in the Licensed Territory, or if a Party otherwise becomes aware of a potential infringement of a Third Party Patent or other Intellectual Property Right (each, an “Infringement Claim”), the Party first having knowledge of such Infringement Claim shall promptly provide the other Party with notice of same in accordance with Section 8.8 together with the related facts in reasonable detail.

8.9.2 Promptly following receipt of notice of any Infringement Claim by any Party, the Parties shall enter into a mutually agreeable joint defense agreement specifically with respect to such Infringement Claim.  Such agreement shall provide for the mutual cooperation of both Parties (including making relevant witnesses and documents available), the exchange of information relating to such claims of infringement and the validity of such Third Party’s Patents or other Intellectual Property Rights and how the Parties should proceed with respect to the continuation of the manufacture, marketing and sale of the Product(s) at issue.  If the Parties finally prevail and receives an award from such Third Party as a result of such Infringement Claim (whether by way of judgment, award, decree, settlement or otherwise), such award shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, Echo and MTIA shall divide the remaining funds between them in proportion to the economic losses suffered by each of them.

8.10 Settlement; Cooperation

8.11 .  The Party(ies) controlling the defense or settlement of any legal proceeding pursuant to Sections 8.8 and 8.9 shall not enter into any settlement, compromise, consent judgment or other voluntary final disposition of any such proceeding which admits or concedes that any aspect of the other Party’s Intellectual Property Rights is invalid or unenforceable or otherwise adversely affects the other Party’s Intellectual Property Rights, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned).

9.	Confidentiality.

9.1 Nondisclosure and Restriction on Use.  During the Term, and for a period of seven (7) years thereafter, each Party (the “Receiving Party”) will maintain all Confidential Information of the other Party (the “Providing Party”) as confidential and will not disclose any such Confidential Information to any Third Party or use any Confidential Information for any purpose except (a) as expressly authorized by this Agreement or (b) to its Affiliate(s), employees, agents, consultants, sub-contractors and other representatives, who have a need to know such Confidential Information for purposes of this Agreement and who are bound by written obligations no less restrictive than those set forth herein to keep such information confidential and restricting the use of such information (collectively, “Permitted Recipients”).  The Receiving Party may use such Confidential Information of the other Party only to the extent required to fulfill its obligations or exercise its rights under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its Permitted Recipients do not disclose or make any unauthorized use of such Confidential Information.

9.2 Exceptions.  The obligations of the Receiving Party under this Agreement shall apply to all Confidential Information of the Providing Party it receives or that is generated hereunder, except for information that:

(a) was already in the possession of Receiving Party or its Affiliates prior to its receipt under or in connection with this Agreement, provided such information or data was not obtained directly or indirectly from the Providing Party under an obligation of confidentiality;

(b) is or becomes part of the public domain by reason of acts not attributable to the Receiving Party or its Affiliate(s), employees, agents, consultants or other representatives who have received such Confidential Information; or

(c) is or becomes available to Receiving Party or Affiliates from a source other than the Providing Party which source, to the best of Receiving Party’s knowledge, has rightfully obtained such information and data, and has no obligation of non-disclosure or confidentiality to the Providing Party with respect thereto.

9.3 Authorized Disclosure.  Confidential Information may also be disclosed by the Receiving Party to the extent such disclosure is required to comply with applicable Law and a court order, provided that the Receiving Party gives prior notice to the Providing Party regarding such disclosure, and seeks confidential treatment of such disclosure to the maximum extent permitted by applicable Law.

9.4 Terms of this Agreement.  The Parties acknowledge that the terms and contents of this Agreement (including the Attachments hereto) shall be treated as Confidential Information of each of the Parties, except as required by law, including in a filing with the United States Securities and Exchange Commission.

9.5 Publicity.  After the execution of this Agreement, MTIA and Echo may issue a joint press release announcing the existence of this Agreement, provided that the Parties shall agree in writing on the content of such press release in advance of such press release.  Except as otherwise required by Law, and only after compliance with this Section 9.5, no Party shall issue a press release or make any other public disclosure of the existence of or of the terms of this Agreement, without the prior written approval of such press release or disclosure by the other Parties.  However if, in the reasonable opinion of such Party’s counsel, a public disclosure shall be required by Law, or court order, including in a filing with the United States Securities and Exchange Commission, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the other Parties’ prior review and comment, and the other Parties shall provide their comments as soon as practicable.  No disclosure permitted by this Section 9.5 shall contain any Confidential Information of any other Party unless otherwise permitted in accordance with Article 9.

9.6 Use of Name.  No right, express or implied, is granted to any Party by this Agreement to use in any manner any trademark or trade name of any other Party without the prior written consent of the owning Party, except to the extent that the reference to a Party’s name is permitted by another provision of this Agreement.  No Party shall make, place or disseminate any advertising, public relations, promotional material or any material of any kind using the name of any other Party and/or any subsidiary or Affiliate of any other Party or using their trademarks, without the prior written approval of such other Party.

9.7 Publications.  MTIA and any Clinical Trial investigator may publish or present Results, subject to the prior written approval of Echo and the prior review of the proposed disclosure by Echo. MTIA shall provide Echo with the opportunity to review any proposed abstract, manuscript or presentation which discloses the Results by delivering a copy thereof to Echo not less than thirty (30) days before its intended submission for publication or presentation.  Echo shall have twenty-five (25) days from its receipt of any such abstract, manuscript or presentation in which to notify MTIA in writing of any specific objections to the disclosure, including, but not limited to, the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of the Echo.  In the event Echo objects to the disclosure solely for purposes of patent protection or protection of Confidential Information, MTIA agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Echo is given a reasonable additional period of time to seek patent protection for any material in the disclosure which Echo believes is patentable or, in the case of Confidential Information, to allow MTIA to delete any Confidential Information of Echo from the proposed disclosure.  MTIA agrees to delete from the proposed disclosure any Confidential Information of Echo upon request.

9.8 Prior CDA.  This Agreement supersedes the Prior CDA and information disclosed by any Party prior to the Effective Date that would be Confidential Information (as defined in the Prior CDA) under and subject to the terms and conditions of the Prior CDA shall be deemed to be Confidential Information under this Agreement and shall be subject to and governed by the terms and conditions of this Agreement.

10.	Representations, Warranties and Covenants.

10.1 Representations, Warranties and Covenants of MTIA.  MTIA represents and warrants to and covenants with Echo that:

(a) as of the Effective Date, MTIA is a company duly organized, validly existing and in corporate good standing under the laws of Hong Kong;

(b) MTIA has the corporate and legal right, authority and power to enter into this Agreement;

(c) MTIA has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of MTIA, enforceable in accordance with its terms;

(e) the performance of MTIA’s obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and no Third Party has, or has an option to have, any rights in the Results and/or Inventions that would limit, encumber or conflict with MTIA’s obligations under this Agreement or the rights granted to Echo under this Agreement;

(f) MTIA will not, after the Effective Date, enter into any agreements, contracts or other arrangements with others that would be in conflict with or in derogation of rights of Echo under this Agreement or MTIA’s obligations under this Agreement;

(g) MTIA has enforceable written agreements with all of its employees (and any of its Permitted Recipients that are individuals working for MTIA on a contractor basis, as applicable) who receive Echo Confidential Information (including any Echo Materials, Echo IP or Echo Know-How) and/or perform activities under this Agreement assigning to MTIA ownership of all intellectual property rights created in the course of their employment;

(h) as of the Effective Date there is no legal proceeding pending or, to the current actual knowledge of MTIA without any duty of investigation, threatened that is reasonably likely to have a material adverse effect on MTIA’s ability to perform its obligations under this Agreement; and

(i) as of the Effective Date, MTIA is in compliance with, and during the Term will maintain compliance with, all applicable Laws, including current licenses, certifications, and permits required for development, manufacture, supply and distribution of the Product.

10.2 Representations, Warranties and Covenants of Echo.  Echo represents and warrants to and covenants with MTIA that:

(a) as of the Effective Date, the Echo is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Delaware, U.S.;

(b) Echo has the corporate and legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to MTIA in this Agreement;

(c) Echo has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Echo, enforceable in accordance with its terms;

(e) the performance of Echo’s obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and no Third Party has, or has an option to have, any rights in the Results and/or Inventions that would limit, encumber or conflict with Echo’s obligations under this Agreement or the rights granted to MTIA under this Agreement;

(f) Echo will not, after the Effective Date, enter into any agreements, contracts or other arrangements with others that would be in conflict with or in derogation of MTIA’s rights and licenses under this Agreement or Echo’s obligations under this Agreement;

(g) Echo Controls, and at all times shall hold rights, to the Echo IP that are sufficient to grant the licenses and other rights granted to MTIA hereunder and, as of the Effective Date, (x) Echo has not received written notice from any Third Party alleging that the use of the Echo Material, Echo IP or Echo Know-How contemplated to be used in the performance of this Agreement infringes the issued patent of any Third Party, and (y) to the current actual knowledge of Echo without any duty of investigation, the use of the Echo Material, Echo IP or Echo Know-How as contemplated to be used in the performance of this Agreement does not infringe the valid issued patent, trade secret or other intellectual property or contractual right of any Third Party; and

(h) as of the Effective Date, there is no legal proceeding pending or, to the current actual knowledge of Echo without any duty of investigation, threatened that is reasonably likely to have a material adverse effect on Echo’s ability to perform its obligations under this Agreement.

10.3 Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY WARRANTIES WITH RESPECT TO ANY PRODUCT, PATENT RIGHTS, GOODS, SERVICES, MATERIALS, KNOW-HOW OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

10.4 Limited Liability.  EXCEPT WITH RESPECT TO (I) BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 9, (II) THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY A PARTY, OR (III) FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER ARTICLE 12, NO PARTY WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF BUSINESS OR GOOD WILL, LOSS OF REVENUE OR LOST PROFITS.

10.5 Debarment.  Neither MTIA nor any of its officers, directors, agents, Affiliates or employees rendering services under this Agreement has been or is under investigation by the U.S. Food and Drug Administration for debarment action; or was or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992.  In addition, MTIA represents and warrants (i) that it has not been convicted of a crime related to health care and (ii) that it is not listed by a federal agency as debarred, excluded or otherwise ineligible for participation in federally funded programs (including federally-funded health care programs such as Medicare and Medicaid).  MTIA shall notify Echo immediately upon any inquiry or the commencement of any such investigation or proceeding or of any circumstance that would cause the foregoing statements under this Section 10.5 to become false or inaccurate.

11.	Term and Termination.

11.1 Term.  The term of this Agreement (“Term”) shall commence as of the Effective Date.  Unless earlier terminated pursuant to the provisions of this Article 11, this Agreement shall remain in full force and effect for ten (10) years from the Effective Date.

11.2 Termination for Breach.  Either MTIA or Echo (the “Non-Defaulting Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement, in whole or in part, in the event the other Party (the “Defaulting Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder or in the event that any warranty or representation made by any Party under Article 10 shall have been untrue in any material respect, and such default shall have continued for thirty (30) days after written notice thereof was provided to the Defaulting Party by the Non-Defaulting Party (or, if such default cannot be cured within such thirty (30) day period, if the Defaulting Party does not commence and diligently continue good faith efforts to cure such default during such thirty (30) day period and thereafter).  Any such termination shall become effective automatically at the end of such thirty (30) day period unless the Defaulting Party has cured any such breach or default prior to the expiration of such thirty (30) day period (or, if such default cannot be cured within such thirty (30) day period, if the Defaulting Party has not commenced or diligently continued good faith efforts to cure such default).  The right of either MTIA or Echo to terminate this Agreement as provided in this Section 11.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

11.3 Termination for Challenges.  In the event that MTIA or any of its Affiliates or Distributors make any request for, or filing or declaration of, or undertake any action involving, any interference, opposition, challenges, assertions of invalidity or unenforceability, revocation or re-examination relating to any Echo IP before any court, agency or other tribunal, then Echo shall have the right to terminate this Agreement on ten (10) days notice by sending written notice of such termination to MTIA.

11.4 Termination for Development or Commercialization Reasons.

11.4.1 Provided that Echo has completed its obligations pursuant to the Technology Transfer, Echo may terminate this Agreement in its entirety upon sixty (60) days prior written notice to MTIA if MTIA is unable to obtain Approval for the Product in the Licensed Territory within two (2) years after the date of completion of the Technology Transfer as set forth in the written notice pursuant to Section 2.3.

11.4.2 Echo may terminate this Agreement in its entirety upon sixty (60) days prior written notice to MTIA if annual Net Sales for the Product do not meet at least [**] Dollars ($[**]) at the end of the fifth year following Approval of the Product in the Licensed Territory.

11.5 Termination for Change of Control.

11.5.1 Before the receipt of Approval for the Product in the Licensed Territory, if any of MTIA is acquired by a Third Party that is developing or marketing a continuing glucose monitor medical device product, through acquisition, merger, sale of any stock representing fifty percent (50%) or more of the outstanding voting stock, sale of all or substantially all of MTIA’s assets, excluding any such transaction by an entity that is an Affiliate of MTIA immediately prior to such acquisition and such acquiror, immediately prior to such acquisition, Echo may terminate this Agreement, at any time by sending written notice within sixty (60) days after such event, upon one hundred twenty (120) days prior written notice to MTIA.

11.5.2 After the receipt of Approval for the Product in the Licensed Territory, if any of MTIA is acquired by a Third Party that is developing or marketing a continuing glucose monitor medical device product, through acquisition, merger, sale of any stock representing fifty percent (50%) or more of the outstanding voting stock of any of MTIA, sale of all or substantially all of MTIA’s assets, excluding any such transaction by an entity that is an Affiliate of MTIA immediately prior to such acquisition and the acquisition is reasonably likely to have a material adverse effect on Net Sales of the Product or Echo’s ability to exercise its rights or receive payments under this Agreement, Echo may terminate this Agreement, at any time by sending written notice within sixty (60) days after such event, upon one hundred twenty (120) days prior written notice to MTIA.

**	Echo Theraputics Inc. has requested confidential treatment of this competitive and financial information, the disclosure of which could result in competitive harm.

11.6 Effect of Expiration or Termination.

11.6.1 Echo Information and IP

7.7.1 .  Upon any expiration of this Agreement pursuant to Section 11.1 or any termination of this Agreement (in which case, as applicable, in addition to any other remedies available at law or in equity): (i) all licenses and rights granted by Echo under this Agreement shall terminate; (ii) all Echo IP in the possession or Control of MTIA, including, without limitation, all Results in MTIA’s possession, Echo Patents, Inventions, Echo Know-How, data and materials shall be promptly returned to Echo; (iii) MTIA shall cease using all Results or Echo Materials, if any, to which it has been provided access during the Term and any license to Results shall terminate; (iv) MTIA shall assign, all of its right, title and interest in any trademarks, trade names, and logos to the Product in the Licensed Territory, if any, to Echo; (v) all relevant development information, copies of Approvals, licenses, and communications with Regulatory Authorities in MTIA’s, or its Affiliate’s, possession or Control containing the Echo’s Confidential Information shall be promptly returned to Echo (provided that the MTIA may keep one copy of such Confidential Information for archival purposes only); (vi) MTIA, or its relevant Affiliate, as the holder of the Regulatory Submission and/or Approval, shall promptly submit a notice of cancellation of such Regulatory Submission and Approval of the Product in the Licensed Territory, if any, to the applicable Regulatory Authorities; and (vii) MTIA or its relevant Affiliate shall, upon the request of Echo, provide all necessary assistance to Echo or Echo’s designee in its Regulatory Submission for Approval of the Product in the Licensed Territory.  Further, upon expiration or termination of this Agreement, MTIA shall dispose of all other tangible embodiments, and render inaccessible or useless all electronic embodiments, of Echo Confidential Information provided to MTIA by Echo hereunder, except that MTIA may retain certain copies thereof for legal archival purposes.  MTIA shall take all such action and execute any such instruments, assignments and documents as may be necessary to effect the transfer of rights under this Section 11.6.1 to Echo.

11.6.2 Distribution Arrangements. All Distribution rights granted to Distributors by MTIA under this Agreement shall continue in full force and effect if permitted by the terms and conditions of the respective Distribution agreements, only if permitted under the terms and conditions of such Distribution agreements, and MTIA will assign to Echo (or its designee) such Distribution agreements to the extent that they license Echo IP for the Products in the Licensed Territory; provided, however if assignment is not permitted thereunder, MTIA shall terminate such Distribution agreements with respect to the Echo IP for the Products in the Licensed Territory.

11.6.3 Materials.  Upon expiration or termination of this Agreement, MTIA shall, as directed by Echo, destroy or otherwise dispose in a manner to render inaccessible all such Echo Materials that are proprietary to Echo.

11.6.4 Survival.  Termination of this Agreement by any Party for any reason shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement.  Sections 2.5, 2.7, 2.8, 4.2, 6.5, 6.6, 7.4 – 7.7, 8.1 - 8.4, 8.7 - 8.11, and 11.6 and Articles 1, 9, 10, 12 and 13 shall survive termination or expiration of this Agreement.

12.	Indemnity.

12.1 MTIA Indemnity Obligations.  MTIA agrees to defend, indemnify and hold Echo, its respective Affiliates and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) resulting from any claims made or suits brought by a Third Party to the extent arising as a result of: (a) actual or asserted violations of any applicable Law by MTIA, its Distributors and their respective Affiliates by virtue of which any Product manufactured, distributed or sold by MTIA, its Distributors and their respective Affiliates hereunder shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable Law; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of any Product by MTIA, its licensees (other than Echo) and its respective Affiliates; (c) MTIA’s breach of any of its representations, warranties or covenants hereunder; (d) the gross negligence or willful misconduct of MTIA and any of its directors, officers, employees or agents in the performance of its rights and obligations under this Agreement; or (e) any recall of the Product due to any of the circumstances set forth in subsections (a)-(d) of this Section 12.1.

12.2 Echo Indemnity Obligations.  Echo agree to defend, indemnify and hold MTIA and its Affiliates, and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) resulting from any claims made or suits brought by a Third Party to the extent arising as a result of: (a) actual or asserted violations of any applicable Law by Echo; (b) Echo’s breach of any of its representations, warranties or covenants hereunder; or (c) the gross negligence or willful misconduct of Echo, and any of their directors, officers, employees or agents in the performance of its rights and obligations under this Agreement.

12.3 Limitation on Indemnity Obligations.  None of the Parties, their Affiliates or their respective directors, officers, employees and agents shall be entitled to the indemnities set forth in Sections 12.1 or 12.2 respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought was caused by the negligence, willful misconduct, reckless or intentional act or omission or material breach of this Agreement by such Party, its directors, officers, employees or authorized agents.

12.4 Procedure.  If a Party or any of its Affiliates or their respective directors, officers, employees or agents (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall promptly notify the Party obligated to provide indemnification under this Article 12 (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings.  The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Article 12, provided that the consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee.  The indemnity agreement in this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 12.  The Indemnitee under this Article 12, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

12.5 Insurance.

12.5.1 Each Party shall maintain in full force and effect during the Term valid and collectible insurance policies providing liability insurance coverage to protect against potential liabilities and risk arising out of activities to be performed under this Agreement.

12.5.2 During the Term and so long as MTIA, its Affiliates and/or Distributors is commercially selling Product, MTIA and its Affiliates and/or Distributors shall maintain comprehensive public or commercial general liability insurance and product liability insurance from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for general and product liability, and with coverage limits of not less than $10 million per occurrence in the Licensed Territory.  The minimum level of insurance set forth herein shall not be construed to create a limit on MTIA’s liability hereunder.  Echo Therapeutics, Inc. shall be a named additional insured on such policies.  Upon Echo’s written request, MTIA shall furnish to Echo a certificate of insurance evidencing such insurance coverage.

13.	Miscellaneous.

13.1 Assignment.  No Party has the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided however, that (i) Echo may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an entity that acquires all or majority of the shares or assets of Echo (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise, and (ii) Echo may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if Echo remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 13.1 shall be void.

13.2 Compliance.  Each Party and their Affiliates shall comply with all applicable laws, rules and regulations in connection with this Agreement.  Each Party and their Affiliates shall comply, upon reasonable notice from the other Party, with all governmental requests directed to any Party or their Affiliates regarding the subject matter of this Agreement and provide all information and assistance necessary to comply with such governmental requests. Each Party affirms that, in connection with the work done under this Agreement and in connection with any other business involving a Party, that it has not given or promised to give, and will not make, offer, agree to make or authorize any payment or transfer anything of value, directly or indirectly, (i) to any Government or Public Official, as defined herein; (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given, or promised, directly or indirectly, to anyone described in items (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of a Party or its Affiliates, other than fair market payments for services performed by such individuals in accordance with applicable law.  The Parties (including their Affiliates) agree to comply with all applicable anti-bribery laws in the countries where the Parties have their principal places of business and where they conduct activities under this Agreement. Additionally, each Party understands and agrees to comply with the U.S. Foreign Corrupt Practices Act (“US FCPA”), as revised, as well as similar applicable laws of the countries in the Territory and to take no action that would cause a Party to be in violation of the US FCPA or similar applicable laws of the country where the Parties conduct activities under this Agreement.  Additionally, the Parties will, and will require their Affiliates to, make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with applicable anti-bribery laws.  For purposes of this Agreement, “Government or Public Official” is any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

13.3 Liability.  Each Party hereby assumes any and all risks of personal injury and property damage attributable to the acts or omissions of that Party and its directors, officers, employees, contractors, representatives and agents, arising from or in connection with this Agreement.

13.4 Entire Agreement.  This Agreement (including all Attachments attached hereto, which are incorporated herein by reference), sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings among the Parties hereto; constitutes and contains the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter herein; and cancels, supersedes and terminates all prior agreements and understanding among the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, whether oral or written, among the Parties other than as set forth herein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.5 Force Majeure.  Any Party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such Party; provided that, in order to be excused from delay or failure to perform, such Party must act diligently to remedy the cause of such delay or failure.  If as a result of the conditions referred to in the preceding sentence, MTIA is unable to fully perform its obligations for a period of ninety (90) days, Echo shall have the right to terminate this Agreement upon written notice to MTIA.

13.6 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

13.7 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to the conflicts of law principles thereof, and the Parties hereby submit to the exclusive jurisdiction of the New York courts, both State and Federal.

13.8 Independent Contractors.  It is expressly agreed that the relationship among MTIA and Echo created by this Agreement shall be one of independent contractors, and no Party shall have the power or authority to bind or obligate any other Party except as expressly set forth in this Agreement.

13.9 Notices.  Any notices and other communications provided for in this Agreement to be made by any of the Parties to any other Party shall be in writing and shall be deemed given if delivered personally or sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, at the following addresses (or at such other address for a Party as shall be specified by like notice).

If to MTIA:

Medical Technologies Innovation Asia, Ltd.
RM8, 17/F, Block B, Vigor Industrial Building,
14-20, Cheung Tat Road, Tsing Yi, Hong Kong
Attn: Bai Ge, Managing Director

If to Echo:

Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Boulevard
Suite 300
Philadelphia, PA 19103
Attn: Kimberly Burke, Esq., Senior VP and General Counsel

Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile or email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein) on a Business Day, (ii) on the third Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the seventh Business Day following the date of mailing, if sent by mail.  It is understood and agreed that this Section 13.9 is not intended to govern the day-to-day business communications necessary among the Parties in performing their duties, in due course, under the terms of this Agreement.

13.10 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of Echo and MTIA (and their permitted successors and assigns) and nothing in this Agreement (express or implied) is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

13.11 Alliance Managers.  Promptly after the Effective Date, each Party shall appoint one senior representative who possesses a general understanding of the scientific and business issues relevant to this Agreement to act as its respective alliance manager (each, an “Alliance Manager”) for the relationship of the Parties under this Agreement.  Each Party may change its designated Alliance Manager, who may not be a member of the JSC or JCC, from time to time upon notice to the other Parties.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.   Each Alliance Manager may bring any matter to the attention the JSC or JCC where such Alliance Manager reasonably believes that such matter requires such attention.  For purposes of clarification, in no event will the Alliance Managers have the power or authority to amend any provision of this Agreement.

13.12 Dispute Resolution.  Except as otherwise expressly provided in this Agreement, each Party hereby agrees that it will first attempt in good faith to resolve any dispute arising out of or relating to this Agreement, including any disputes among the JSC or JCC, promptly by negotiations.  Any such dispute shall be brought to the attention of the Alliance Managers for resolution.  The Alliance Managers will endeavor to propose and define mutually acceptable solutions and facilitate communications in an attempt to bring the dispute to a mutually agreeable resolution.  If after discussing the matter in good faith and attempting to find a mutually satisfactory resolution to the issue, the Parties are unable to resolve such dispute, the matter shall then be referred to the general counsel (or their designees) for each Party for further review and resolution and, if necessary, then to the Chief Executive Officer of MTIA, the Chief Executive Officer of Echo. If, after such efforts, the Parties are unable to resolve such dispute, the Parties shall be free to seek any remedy available under the terms of this Agreement.

13.13 Arbitration.

13.13.1 Whenever a dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement arises and such dispute is expressly designated as one to be resolved through the Accelerated Arbitration Provisions, then such dispute shall be finally settled by arbitration under the then current expedited procedures applicable to the then current commercial arbitration rules of the American Arbitration Association in accordance with the terms set forth in this Section 13.13.1 (the “Accelerated Arbitration Provisions”):

(a) The place of arbitration of any dispute shall be London, England. Such arbitration shall be conducted by three arbitrators, one appointed by each of MTIA and Echo, and the appointed arbitrators shall appoint the third arbitrator. Each arbitrator shall be a person with relevant experience in the medical device industry.  The Parties shall instruct such arbitrators to render a determination of any such dispute within fifteen (15) Business Days after the appointment of the three (3) arbitrators. Each Party must make their respective appointments within five (5) Business Days of notice being given to a Party by the other Parties of its intention to resolve such dispute through these arbitration provisions.  The dispute shall be resolved by submission of documents unless the arbitration panel determines that an oral hearing is necessary. The arbitration panel shall, within the overall fifteen (15) Business Day time constraint, determine what shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings.

(b) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared among MTIA and Echo unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or Parties (including reasonable attorneys’ fees) against the other Party or Parties, as the case may be.

(c) This Section 13.13.1 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

13.13.2 An “Arbitrable Matter” means any dispute concerning the validity, interpretation or construction of, failure to comply with, or breach of, this Agreement, including:

(a) any dispute concerning whether the exercise by a Party of its final decision-making authority complies with this Agreement or whether a matter is within such final decision-making authority;

(b) any dispute over whether a matter or decision by any Subcommittee or working group is within the scope of the decision-making responsibility of such Subcommittee or working group;

(c) any dispute as to whether a tactical or operational decision made by a Party is (x) within the scope of or consistent with an approved plan or with any delegation of responsibility to such Party by the applicable Subcommittee or working group, or (y) in compliance in all material respects with applicable Law;

(d) any dispute with respect to whether a Party is entitled to terminate this Agreement;

(e) any determination of negligence, gross negligence, recklessness and willful misconduct under this Agreement; and

(f) Arbitrable Matters also include any provision of this Agreement that expressly provides for arbitration under this Section 13.13.

13.14 Interpretation of Agreement.

13.14.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and among them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel.  Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.14.2 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “any” means “any and all” unless otherwise clearly indicated by context.

13.14.3 Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Attachments, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Attachments of this Agreement.  As used herein, the reference to an Article (for example, Article 13) refers to all of the Sections under that Article (for example, Sections 13.1 through 13.15 in the case of Article 13).

13.14.4 The English version of this Agreement subscribed and executed by the Parties shall be the official text, and this Agreement shall be interpreted in the English language, American usage.  The English original of this Agreement shall prevail over any translation hereof.

13.14.5 The headings of Articles and Sections of this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

13.14.6 In the case of any conflict between the Work Plan and the terms and conditions of this Agreement excluding the Attachments hereto, the terms and conditions of this Agreement (excluding the Attachments hereto) shall prevail.

13.15 Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to the Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by Law; and the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

13.16 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument, and may be executed and delivered through the use of facsimiles or email of pdf copies of the executed Agreement.

*** signature page to follow ***

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

ECHO THERAPEUTICS, INC.

By:  /s/ Robert F. Doman
Name:  Robert F. Doman
Title:           Executive Chairman and Interim CEO

ECHO THERAPEUTICS, INC.

By:  /s/ Kimberly Burke
Name:  Kimberly Burke
Title:           SVP and General Counsel

MEDICAL TECHNOLOGIES INNOVATION ASIA, LTD.

By:  /s/ Bai Ge
Name:  Bai Ge
Title:  Managing Director

Attachment 1
to
License, Development and Commercialization Agreement

Overview of Project

To be attached.

Attachment 2
to
License, Development and Commercialization Agreement

Form of Initial Work Plan

Activity	Timeline for Performance of Activity	Comment

Echo Responsibilities:

MTIA Responsibilities

Subject to and without limiting the terms and conditions of the Agreement, MTIA shall be responsible for the development of the Product as follows.

•	Obtain fast track CFDA Approval of the Product in the Licensed Territory.

Attachment 3
to
License, Development and Commercialization Agreement

Projected Timelines for Development of Product

To be attached.

Exhibit 1.1.69

Product Specifications

See attached.